Filed Pursuant to Rule 424(b)(3) and 424(b)(7)

File No. 333-131373

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated January 30, 2006, as supplemented

by Prospectus Supplement No. 1 dated May 16, 2006, by Prospectus Supplement No. 2 dated May 19, 2006 and Prospectus Supplement No. 3 dated May 26, 2006)

13,525,195 Shares

Common Stock

The following information supplements information contained in the prospectus dated January 30, 2006, as supplemented by the prospectus supplement No. 1 dated May 16, 2006, by the prospectus supplement No. 2 dated May 19, 2006 and by prospectus supplement No. 3 dated May 26, 2006 (together, the “Prospectus”), relating to the resale by selling stockholders, including their respective transferors, donees, pledgees or successors in interest, of our common stock issued or issuable upon the exercise of warrants that were sold to those investors identified in this prospectus supplement in 2000 and 2001 private placements of our common stock and warrants to purchase our common stock. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

The shares of our common stock are quoted on The Nasdaq National Market under the symbol “NDAQ.”

Investing in our common stock involves risks that are described in the “Risk Factors” section of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q that are incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2006.

SELLING STOCKHOLDERS

The following table supplements the table of selling stockholders and related footnotes appearing under the heading “Selling Stockholders” of the prospectus dated January 30, 2006, as supplemented by prospectus supplement No. 1 dated May 16, 2006, by prospectus supplement No. 2 dated May 19, 2006 and by prospectus supplement No. 3 dated May 26, 2006 by adding or supplementing the information below with respect to selling stockholders. When we refer to the “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling stockholders’ interest. The shares of our common stock offered by this prospectus supplement include the shares of our common stock issued or issuable upon the exercise of warrants that were sold to those investors identified in this prospectus in our 2000 and 2001 private placements of our common stock and warrants to purchase our common stock.

Information regarding the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus supplement. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Number of Shares that may be sold by this Prospectus Supplement	Percentage of Shares Beneficially Owned After Offering(1)
Lehman Brothers Inc.	1,025,000	562,500	*
Goldman, Sachs & Co.	633,380	531,850	*
Goldman Sachs Execution & Clearing, L.P.	437,500	437,500	*
AIGTI, Inc.	296,243	296,243	*
Bernard L. Madoff Investment	250,000	125,000	*
William R. Hough	238,474	210,526	*
Intel Corporation(2)	215,000	215,000	*
Bear, Stearns & Co. Inc.(3)	187,500	187,500	*
JP Morgan Securities Inc.(4)	165,119	125,050	*
Sunrise Partners Limited	125,000	125,000	*
D.E. Shaw Valence, L.L.C.	107,000	6,000	*
Keefe, Bruyette & Woods, Inc.(5)	94,019	300	*
The Krieger Family Limited Partnership	58,000	50,000	*
Sandler O’Neill & Partners, L.P.(6)	46,500	14,125	*
Amaranth LLC	28,400	300	*
Schonfeld Securities, LLC	17,900	17,900	*
Valley National Holdings LLC	16,154	16,154	*
JA Glynn & Co	14,600	1,200	*
Scott & Stringfellow, Inc.	11,875	2,375	*
Koonce Securities, Inc.	11,151	4,600	*
Other Stockholders	907,745	551,213	*
Certain other beneficial owners of common stock or future transferees, pledgees, donees of or from any such holder, if identified as described below(7)(8)	10,044,859	10,044,859	*
Total	14,931,419	13,525,195	*

*	Less than 1%.

(1) Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (Exchange Act), using 111,900,966 shares of common stock outstanding (including shares of restricted common stock entitled to vote at the annual meeting) as of May 3, 2006.

(2) One of our directors, Arvind Sodhani, is an officer of Intel Corporation.

(3) Bear, Stearns & Co. Inc. has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, including as a financial advisor or financing source.

(4) JP Morgan Securities Inc. has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, including as a financial advisor or financing source.

(5) Keefe, Bruyette & Woods, Inc. has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, including as a financial advisor or financing source.

(6) One of our directors, Thomas O’Neill, is a founding principal of Sandler O’Neill Partners, L.P. Sandler O’Neill Partners, L.P. has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us, including as a financial advisor or financing source.

(7) Selling stockholders may be identified in the table above by us at a later date by filing a prospectus supplement to this prospectus supplement. Such other holders shall not be permitted to sell pursuant to the registration statement unless and until they are listed in the selling stockholders table in a supplement to this prospectus supplement.

(8) Assumes that any selling stockholders or any future pledgees, donees, assignees, transferees or successors of or from such other holders of the shares do not beneficially own any shares of common stock other than the common stock registered hereby.

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